Exhibit 10.3

NORTEL NETWORKS LIMITED
MEETING OF THE BOARD OF DIRECTORS
JULY 30, 2004

EXTRACT

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Directors’ Remuneration

     RESOLVED, That, effective July 1, 2004, each Director of the Corporation who is not a salaried employee of the Corporation, Nortel Networks Corporation (“NNC”), or any of its or their subsidiaries (each a “Nortel Networks Company”), shall receive an annual Board retainer of US$50,000;

     RESOLVED, That, effective July 1, 2004, each member of a Board Committee who is not a salaried employee of a Nortel Networks Company, shall be paid remuneration for services as a member of each Board Committee on which the member sits a retainer fee at the rate of US$12,500 per annum; except that a retainer fee at the rate of US$6,250 per annum shall be paid to any member of a Board Committee who is also a member of an identical committee of the NNC Board of Directors;

     RESOLVED, That, effective July 1, 2004, any Chairman of a Board Committee (other than the Audit Committee Chairman), who is not a salaried employee of a Nortel Networks Company, shall be paid, in addition to the member’s annual Committee retainer, a retainer fee at the rate of US$7,500 per annum, except that an additional retainer fee at the rate of US$3,750 per annum shall be paid to any Chairman of a Board Committee (other than the Audit Committee Chairman) who is also Chairman of an identical committee of the NNC Board of Directors;

     RESOLVED, That, effective July 1, 2004, the Chairman of the Audit Committee of the Board of Directors shall be paid, in addition to the member’s annual Committee retainer, a retainer fee at the rate of US$17,500 per annum, except that an additional retainer fee of US$8,750 per annum shall be paid to the Chairman of the Audit Committee if he or she is also chairman of the Audit Committee of the NNC Board of Directors;

     RESOLVED, That the Directors entitled to the remuneration provided for in the preceding resolutions shall be reimbursed for the reasonable travel and living and other expenses properly incurred by them in attending any meeting of the Board of Directors or its Committees, or for performing services as Directors;

     RESOLVED, That the remuneration provided for in these resolutions shall be paid quarterly, in arrears, in United States dollars or, at the request of a Director, in the Canadian dollar equivalent thereof; provided, however, that the remuneration to be paid to Directors for the period from July 1, 2004 to December 31, 2004 shall be adjusted such that the aggregate remuneration paid to Directors for the period from January 1, 2004 to December 31, 2004 shall be in accordance with the annual remuneration provided for in these resolutions, notwithstanding the payment of remuneration quarterly in arrears for the period from January 1, 2004 to June 30, 2004 in accordance with the resolutions approved by the Board of Directors of the Corporation on December 18, 2003;

     RESOLVED, That, for greater certainty, Directors shall not be paid an additional fee for attendance at Board of Directors’ or Committee meetings;

Remuneration of Chairman of the Board

     RESOLVED, That, effective July 1, 2004, the annual compensation to be paid to Mr. L.R. Wilson for his services as Chairman of the Board of the Corporation and NNC shall be reduced from US$400,000 per year to US$360,000 per year, to be shared equally by the Corporation and NNC; provided, however, that the remuneration to be paid to Mr. Wilson for the period from July 1, 2004 to December 31, 2004 shall be adjusted such that the aggregate remuneration paid to Mr. Wilson for the period from January 1, 2004 to December 31, 2004 shall be in accordance with the annual remuneration provided for in these resolutions, notwithstanding the payment of remuneration quarterly in arrears for the period from January 1, 2004 to June 30, 2004 in accordance with the resolutions approved by the Board of Directors of the Corporation on December 18, 2003.